EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Digital Development Group Corp.

We consent to the inclusion in the foregoing Amendment No. 2 to Registration Statement on Form S-8 of our reports dated, relating to our audit of the balance sheets of The Digital Development Group Corp as of December 31, 2013 and 2012, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2013 and for the period from January 25, 2012 (Inception) through December 31, 2012. Our report dated April 30, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Anton & Chia, LLP

Anton & Chia, LLP

Newport Beach, California

July 15, 2014